The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-212152

Subject to Completion, Preliminary Prospectus Supplement dated November 29, 2016

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 21, 2016)

$550,000,000

L-3 Communications Corporation

$550,000,000     % Senior Notes due 2026

We are offering $550,000,000 aggregate principal amount of     % senior notes due 2026 (the “senior notes”). Interest on the senior notes will be payable on              and              of each year, beginning on             , 2017. The senior notes will mature on             , 2026. We may redeem the senior notes in whole or in part at any time at the redemption prices described herein.

The senior notes will be unsecured senior obligations of our company and will rank equally with all of our existing and future unsecured senior indebtedness. The senior notes will be guaranteed on an unsecured senior basis by each of our material domestic subsidiaries that guarantees any of our other indebtedness. The senior notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the senior notes involves risks. For a discussion of the factors you should carefully consider before deciding to purchase any senior notes, see “Forward-Looking and Cautionary Statements” beginning on page S-12, “Risk Factors” contained in our Form 10-K for the year ended December 31, 2015, “Risk Factors Relating to the Senior Notes” beginning on page S-5 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds to L-3 Communications Corporation (before expenses)(1)
Per Senior Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from and including , 2016, if settlement occurs after that date.

The underwriters expect to deliver the senior notes to investors on or about             , 2016, in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank N.V./S.A.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	Deutsche Bank Securities

MUFG	Scotiabank	SMBC Nikko

SunTrust Robinson Humphrey	US Bancorp	Wells Fargo Securities

Co-Managers

BB&T Capital Markets	BNY Mellon Capital Markets, LLC	HSBC	Comerica Securities

The date of this prospectus supplement is                     , 2016

We have not, and the underwriters have not, authorized anyone to provide you with information other than the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any related free writing prospectus issued by us is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the senior notes and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Documents Incorporated by Reference” below.

If information varies between this prospectus supplement and the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, (1) “L-3 Holdings” refers to L-3 Communications Holdings, Inc., the direct parent company of L-3 Communications Corporation (2) “L-3 Communications” refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings and the issuer of the senior notes, and (3) “guarantors” refers to our subsidiaries that guarantee the obligations of L-3 Communications under the senior notes. The obligations of the guarantors are referred to herein as the “subsidiary guarantees.” Except where the context provides otherwise, “L-3,” the “Company,” “we,” “us” and “our” refer to L-3 Communications and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), L-3 Holdings and L-3 Communications file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.L-3com.com (the information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or part of the accompanying prospectus). You may also read and copy any document L-3 Holdings and L-3 Communications files with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and in our other filings with the SEC.

We incorporate by reference the following documents that L-3 Holdings and L-3 Communications previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File Nos. 001-14141 or 333-46983:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 25, 2016, June 24, 2016 and September 23, 2016; and

•	Current Reports on Form 8-K filed with the SEC on February 9, 2016, May 5, 2016, May 23, 2016, October 19, 2016 and October 31, 2016.

These documents contain important information about our business and our financial performance.

ii

We also incorporate by reference any future filings L-3 Holdings and L-3 Communications make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering, all of which will be filed under SEC File Nos. 001-14141 or 333-46983. The future filings with the SEC made by L-3 Holdings and L-3 Communications will automatically update and supersede any inconsistent information in this prospectus supplement, the accompanying prospectus and any earlier dated incorporated document. We do not incorporate by reference any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K in any future filings unless otherwise stated.

You may obtain a free copy of these filings from us by writing or telephoning us at the following address and telephone number:

L-3 Communications Corporation

600 Third Avenue

New York, NY 10016

Attention: Corporate Secretary

Telephone: (212) 697-1111

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the senior notes. You should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Documents Incorporated by Reference” elsewhere in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking and Cautionary Statements” in this prospectus supplement.

The Company

L-3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, aircraft sustainment (including modifications, logistics and maintenance), simulation and training, night vision and image intensification equipment, and security and detection systems. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. Our customers include the United States (U.S.) Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), foreign governments, and domestic and international commercial customers.

We are incorporated in Delaware, and the address of our principal executive office is 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1111. Our internet address is www.L-3com.com. However, our website and information posted on it or accessible through it do not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Repayment of 3.95% Senior Notes due 2016

On November 15, 2016, $200 million aggregate principal amount of our outstanding 3.95% senior notes due 2016 matured. We used cash on hand and borrowings under our Credit Agreement (as defined below) to repay holders of these senior notes.

Entry into a New Unsecured Revolving Credit Agreement

On October 31, 2016, L-3 Communications, the guarantors named therein, certain lenders and Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, entered into a new five year unsecured revolving credit agreement (the “Credit Agreement”), which replaced our amended and restated revolving credit agreement dated as of February 3, 2012.

The Credit Agreement provides for total aggregate borrowings of $1,000,000,000 under a revolving credit facility, including swing line loans made available by the swing line lender and letters of credit. Any outstanding borrowings under the Credit Agreement are due and payable on October 31, 2021. Borrowings under the Credit Agreement may consist of: (1) base rate loans, which bear interest at a rate equal to the sum of the applicable rate (as defined in the Credit Agreement), and the base rate (as defined in the Credit Agreement) and/or (2) eurodollar loans, which bear interest at a rate equal to the sum of the applicable rate plus the eurodollar rate (as defined in the Credit Agreement). The applicable rate for base rate loans under the Credit Agreement ranges from 0.125%

to 1.000%, and the applicable rate for eurodollar loans ranges from 1.125% to 2.000%, in each case based on the long-term debt rating of L-3 Communications. In addition, the Credit Agreement provides for uncommitted incremental revolving facilities and additional term loan facilities in an aggregate principal amount of up to $600,000,000.

The Credit Agreement contains customary representations and warranties, events of default and covenants, including, among other things, covenants that restrict the ability of L-3 Communications and certain of its subsidiaries to create or permit liens on assets, make certain investments and engage in certain mergers or consolidations. The Credit Agreement contains the following financial covenants: (1) L-3 Communications’ consolidated interest coverage ratio must be greater than 3.0 to 1.0 and (2) its consolidated leverage ratio must be less than 3.75 to 1.0; provided that the foregoing consolidated leverage ratio shall be increased to 4.0 to 1.0 as of the end of each of the four fiscal quarters immediately following a Material Acquisition (as defined in the Credit Agreement). Extensions of credit under the Credit Agreement are guaranteed by substantially all of L-3 Communications’ wholly-owned material domestic subsidiaries until certain ratings thresholds are reached.

The Offering

Issuer	L-3 Communications Corporation.

Securities Offered	$550,000,000 aggregate principal amount of % senior notes due 2026.

Maturity	The senior notes will mature on , 2026.

Interest	The senior notes will bear interest at % per annum, payable semi-annually in arrears on and of each year, commencing , 2017. Interest will accrue from and including , 2016.

Ranking	The senior notes will be unsecured senior obligations of L-3 Communications. The senior notes will (i) be effectively subordinated to all of our future secured debt, if any, to the extent of the value of the assets securing such debt, (ii) rank equal in right of payment with all of our other existing and future senior indebtedness, including trade payables and (iii) rank senior in right of payment to all of our future subordinated debt.

At September 23, 2016, after giving effect to the maturity of our 3.95% senior notes due 2016 and our expected redemption of our 1.50% senior notes due 2017 and this offering, we would have had approximately $3.4 billion of senior debt, including our $2.8 billion of outstanding existing senior notes, to which the senior notes and the subsidiary guarantees would have ranked equal in right of payment, and no secured or subordinated debt. In addition, we may, subject to compliance with applicable covenants, borrow or draw upon our $1 billion Credit Agreement and any such borrowings or drawings would also be unsecured senior debt guaranteed on a senior basis by the guarantors and would rank equal in right of payment with the senior notes. See “Capitalization.”

Subsidiary Guarantees	The senior notes will be jointly and severally guaranteed on an unsecured senior basis by each of our material domestic subsidiaries that guarantees any of our other indebtedness, as described under “Description of the Senior Notes—The Subsidiary Guarantees.”

The subsidiary guarantees of the senior notes will be ranked equal in right of payment with all of the existing and future senior indebtedness of the guarantors. The subsidiary guarantees will be ranked senior in right of payment to all future subordinated indebtedness of the guarantors. The subsidiary guarantees will be effectively subordinated to all future secured debt of the guarantors, if any, to the extent of the value of the assets securing such debt.

In addition, the senior notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries that do not guarantee the senior notes. Information regarding the guarantors and our non-guarantor subsidiaries is included in Note 24 to our audited consolidated financial statements for the year ended December 31, 2015 and our unaudited condensed consolidated financial statements for the quarterly period ended September 23, 2016, all incorporated herein by reference.

See “Capitalization” and “Description of the Senior Notes—The Subsidiary Guarantees.”

Sinking Fund	None.

Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event” in this prospectus supplement, L-3 Communications will be required to make an offer to repurchase the senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	L-3 Communications may redeem some or all of the senior notes at any time or from time to time, at its option, at the redemption prices described in this prospectus supplement under the caption “Description of the Senior Notes—Optional Redemption.”

Certain Covenants	The indenture relating to the senior notes, among other things, limits L-3 Communications’ ability and the ability of certain of its subsidiaries to create or assume certain liens or enter into sale and leaseback transactions, and L-3 Communications’ ability to engage in mergers or consolidations or transfer or lease all or substantially all of its assets. See “Description of Debt Securities—Certain Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of Proceeds	We estimate that we will receive net proceeds from the offering of approximately $ million, after deduction of the underwriting discount and estimated expenses payable by us.

We intend to use the net proceeds of this offering plus cash on hand to: (i) replenish the amount of cash used, and the amount of revolving credit borrowings drawn, to repay $200 million aggregate principal amount of 3.95% senior notes due 2016 that matured on November 15, 2016 and (ii) redeem all of our outstanding 1.50% senior notes due 2017, which have an aggregate principal amount of $350 million.

Listing	The senior notes are a new issue of securities without an established trading market. The senior notes will not be listed on any exchange or quoted on any automated quotation system.

RISK FACTORS RELATING TO THE SENIOR NOTES

You should consider carefully the risk factors described below and incorporated by reference into this prospectus supplement, including the risk factors identified in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015, in addition to the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment in the senior notes. Due to these risk factors, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the senior notes could decline, and you could lose all or part of your investment.

Our Credit Agreement and senior notes restrict our flexibility and limit our ability to finance our future operations and, if we are unable to meet our financial ratios, could cause our existing debt to be accelerated.

Our Credit Agreement and other senior indebtedness (including the senior notes offered hereby) contain certain significant covenants that, among other things, include, depending on the debt instrument, restrictions on our ability to:

•	sell assets;

•	incur more indebtedness;

•	create liens;

•	make certain investments or business acquisitions;

•	engage in business mergers or consolidations; and

•	engage in certain transactions with subsidiaries and affiliates.

These restrictions could limit our operational flexibility and impair our ability to finance our future operations or capital needs, to make principal and interest payments on our debt (including the senior notes offered hereby) or to engage in other business activities that may be in our interest. In addition, our Credit Agreement also requires us to maintain compliance with the following financial covenants: (1) L-3 Communications’ consolidated interest coverage ratio must be greater than 3.0 to 1.0 and (2) its consolidated leverage ratio must be less than 3.75 to 1.0; provided that the foregoing consolidated leverage ratio shall be increased to 4.0 to 1.0 as of the end of each of the four fiscal quarters immediately following a Material Acquisition (as defined in the Credit Agreement). Our ability to comply with these ratios and covenants may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or covenants could result in a default under those debt agreements. In the event of any such default, the lenders under those debt agreements could elect to declare all outstanding debt, accrued interest and fees to be due and immediately payable. The effect of those covenants, or our failure to comply with them, could have a material adverse effect on our business, financial condition and results of operations.

Our significant level of debt and our ability to make payments on or service our indebtedness may adversely affect our financial and operating activities or ability to incur additional debt.

At September 23, 2016, after giving effect to the maturity of our 3.95% senior notes due 2016 and our expected redemption of our 1.50% senior notes and this offering, we would have had approximately $3.4 billion in aggregate principal amount of indebtedness outstanding, all of which would have been senior debt. In addition, we may, subject to compliance with applicable covenants, borrow or draw upon our $1 billion Credit Agreement and any borrowings or drawings would also be unsecured senior debt guaranteed on a senior basis by the guarantors and would rank equal in right of payment with the senior notes. In the future, we may increase our borrowings, subject to limitations imposed on us by our debt agreements.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure or issue additional debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements.

Our level of indebtedness has important consequences to us. These consequences may include:

•	requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our common stock, research and development and other investments;

•	limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

•	increasing interest expense due to higher interest rates on our Credit Agreement as it has a variable interest rate;

•	heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	impacting debt covenants that limit our ability to borrow additional funds or dispose of assets. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness.

Additionally, at December 31, 2015, we had $7,027 million of contractual obligations (including outstanding indebtedness). For a detailed listing of the components of our contractual obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference.

We may incur additional indebtedness. This could further exacerbate the risks described above.

Subject to the restrictions in our Credit Agreement, we may incur additional indebtedness which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our $1 billion Credit Agreement, subject to compliance with applicable covenants. If we incur any additional indebtedness or obligations that rank equal with the senior notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of L-3. This may have the effect of reducing the amount of proceeds paid to you.

The senior notes will be effectively subordinated to our and the subsidiary guarantors’ future secured indebtedness, if any, to the extent of the value of the property securing such indebtedness, which may inhibit our ability to repay you.

The senior notes and the subsidiary guarantees will be effectively subordinated to all of our and the subsidiary guarantors’ future secured indebtedness, if any, to the extent of the value of the property securing such indebtedness. As a result, upon a default in payment on, or the acceleration of, any of our or the subsidiary guarantors’ secured indebtedness, or in the event of our or the subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures such indebtedness will be available to pay obligations on the senior notes only after our secured indebtedness, if any, has been paid in full. As a result, if such an event were to occur, the holders of the senior notes may receive less, ratably, than the holders of any secured debt.

We may not be able to repurchase the senior notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the senior notes, we will be required to make an offer to purchase the senior notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. However, we may not be able to repurchase the senior notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Additionally, under our Credit Agreement, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings thereunder and the commitments to lend would terminate. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the senior notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the senior notes, which would, in turn, constitute a default under our Credit Agreement and may constitute a default under agreements governing our other indebtedness. Further, our ability to repurchase notes may be limited by law. See “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event.”

Our obligation to repurchase the senior notes upon a Change of Control Triggering Event may not protect holders of the senior notes in the case of certain corporate transactions involving us.

The provisions of the senior notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of L-3 Communications. Even transactions involving a significant change in voting power or beneficial ownership of L-3 Communications may not involve a change that constitutes a Change of Control and, therefore, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the senior notes. In addition, our obligation to offer to purchase the senior notes is conditioned upon two out of three ratings agencies ceasing to rate the senior notes investment grade during the 60-day period commencing on the earlier of (1) the occurrence of a Change of Control and (2) public notice of the pending occurrence of a Change of Control or our intention to effect a Change of Control, and such rating agencies must publicly announce (or inform the trustee in writing), that the ratings downgrade occurred at least in part due to the applicable Change of Control. If events, including certain Change of Control transactions, occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to purchase the senior notes, and you may have to continue to hold your senior notes despite the occurrence of such events. See “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event.”

Holders of the senior notes may not be able to determine when a Change of Control giving rise to their right to have the senior notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a Change of Control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of senior notes to require us to repurchase its senior notes as a result of a sale of less than all our assets to another person may be uncertain.

The limited covenants in the senior notes and the indenture may not provide protection against some events or developments that may affect our ability to repay the senior notes or the trading prices for the senior notes.

The indenture governing the senior notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the senior notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the senior notes;

•	limit our ability to incur a substantial amount of secured indebtedness that would effectively rank senior to the senior notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively be senior to the senior notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or pay dividends or make other payments to L-3 Holdings or repay indebtedness or other securities that rank junior to the senior notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the senior notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the senior notes, which could adversely impact the trading prices for, or the liquidity of, the senior notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our financial condition is dependent on the earnings of our subsidiaries.

We conduct a substantial portion of our operations through our subsidiaries, certain of which will not be guarantors of the senior notes or our other indebtedness. Accordingly, principal repayment of and/or interest payments on our indebtedness, including the senior notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the senior notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the senior notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the senior notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the senior notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the senior notes.

Federal and state fraudulent transfer laws may permit a court to void the senior notes and/or the subsidiary guarantees, and if that occurs, you may not receive any payments on the senior notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the senior notes and the incurrence of the subsidiary guarantees of the senior notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the senior notes or the subsidiary guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the senior notes or incurred the subsidiary guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the senior notes or incurring the subsidiary guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the senior notes or the incurrence of the subsidiary guarantees;

•	the issuance of the senior notes or the incurrence of the subsidiary guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the senior notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the senior notes or the subsidiary guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the senior notes or the incurrence of a subsidiary guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the senior notes or that subsidiary guarantee, could subordinate the senior notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the senior notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the senior notes. Further, the avoidance of the senior notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the senior notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of senior notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of senior notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Not all of our subsidiaries are guarantors, and your claims will be structurally subordinated to all of the creditors of the non-guarantor subsidiaries.

Each of our material domestic subsidiaries that guarantees any of our other indebtedness will guarantee the senior notes on an unsecured senior basis. The senior notes and the subsidiary guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of a bankruptcy, liquidation, reorganization, dissolution or other winding up of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment in full of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. In addition, the indenture that will govern the senior notes will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. At September 23, 2016, the senior notes offered hereby would have been structurally subordinated to $474 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. For the year-to-date period ended September 23, 2016, the non-guarantor subsidiaries generated 17% of our sales. The non-guarantor subsidiaries held approximately 17% of our consolidated assets at September 23, 2016.

In addition, our subsidiaries that provide, or will provide, subsidiary guarantees will be automatically released and discharged from those subsidiary guarantees, without any further action required by such guarantor or the trustee:

•	if the senior notes are defeased;

•	upon the sale or disposition, including the sale of all the assets, of a guarantor;

•	if such guarantor is no longer a domestic subsidiary; or

•	if all guarantees by such guarantor under all of our then outstanding indebtedness (other than the senior notes) are released.

If any subsidiary guarantee is released, no holder of the senior notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the senior notes. See “Description of the Senior Notes—The Subsidiary Guarantees.”

We may choose to redeem the senior notes prior to maturity.

We may redeem some or all of the senior notes at any time. See “Description of the Senior Notes—Optional Redemption.” Although the senior notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the senior notes at certain dates prior to maturity, the redemption prices we will pay will only be an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the senior notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of senior notes.

Our credit ratings may not reflect all risks of your investment in the senior notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. The credit ratings assigned to the senior notes are limited in scope, and do not address all material risks relating to an investment in the senior notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the senior notes and increase our corporate borrowing costs.

We cannot assure you that an active trading market will develop for the senior notes, which may reduce their respective market prices.

The senior notes are a new issue of securities for which there is currently no trading market and an active trading markets for the senior notes may not develop or be sustained. The underwriters have advised us that they presently intend to make a market in the senior notes after this offering is completed. These underwriters are not obligated, however, to make a market in the senior notes and any such market-making may be discontinued at any time at the sole discretion of such underwriters.

In addition, the liquidity of the trading market in the senior notes and the market price quoted for the senior notes may be adversely affected by changes in the overall market for debt securities, changes in our prospects or financial performance or in the prospects for companies in our industry generally. If an active market for the senior notes fail to develop or be sustained, the trading price could fall. If an active trading market were to develop, they could trade at prices that may be lower than the initial offering price. Whether or not they could trade at a lower price depends on many factors, including:

•	prevailing interest rates;

•	the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historical financial performance and future prospects.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our operations, cash flows, financial position, economic performance and financial condition, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are used to identify forward-looking statements. We caution investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond our control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•	our dependence on the defense industry;

•	backlog processing and program slips resulting from delayed awards and/or funding from the DoD and other major customers;

•	the U.S. Government fiscal situation;

•	changes in U.S. Department of Defense (DoD) budget levels and spending priorities;

•	U.S. Government failure to raise the debt ceiling;

•	our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform;

•	the extensive legal and regulatory requirements surrounding many of our contracts;

•	our ability to retain our existing business and related contracts;

•	our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses;

•	our ability to maintain and improve our operating margin;

•	the availability of government funding and changes in customer requirements for our products and services;

•	our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt;

•	our ability to continue to recruit, retain and train our employees;

•	actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets;

•	our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise;

•	the business, economic and political conditions in the markets in which we operate;

•	global economic uncertainty;

•	the DoD’s Better Buying Power and other efficiency initiatives;

•	events beyond our control such as acts of terrorism;

•	our ability to perform contracts on schedule;

•	our international operations including currency risks and compliance with foreign laws;

•	our extensive use of fixed-price type revenue arrangements;

•	the rapid change of technology and high level of competition in which our businesses participate;

•	risks relating to technology and data security;

•	our introduction of new products into commercial markets or our investments in civil and commercial products or companies;

•	the outcome of litigation matters;

•	results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment;

•	our ability to predict the level of participation in, and the related costs of, our voluntary return program for certain EoTech holographic weapons sight products, and our ability to change and terminate the voluntary return program at our discretion;

•	the impact on our business of improper conduct by our employees, agents or business partners;

•	goodwill impairments and the fair values of our assets; and

•	the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

In addition, for a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see “Part I —Item 1A —Risk Factors” and “Part II —Item 7 —Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended September 23, 2016, in each case, incorporated by reference herein.

Readers of this prospectus supplement are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus supplement, to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $         million, after deduction of the underwriting discount and estimated expenses payable by us.

We intend to use the net proceeds of this offering plus cash on hand to: (i) replenish the amount of cash used, and the amount of revolving credit borrowings drawn, to repay $200 million aggregate principal amount of 3.95% senior notes that matured on November 15, 2016 and (ii) redeem all of our outstanding 1.50% senior notes due 2017, which have an aggregate principal amount of $350 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at September 23, 2016:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of the senior notes in this offering and the application of the net proceeds therefrom.

	At September 23, 2016
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$411	$

Borrowing under amended and restated revolving credit facility(1)	$—		$—
% Senior Notes due 2026 offered hereby	—		550
3.95% Senior Notes due 2016	200		—
1.50% Senior Notes due 2017	350		—
5.20% Senior Notes due 2019	1,000		1,000
4.75% Senior Notes due 2020	800		800
4.95% Senior Notes due 2021	650		650
3.95% Senior Notes due 2024	350		350

Principal amount of long-term debt	3,350		3,350
Unamortized discounts	(6)		(6)
Deferred debt issue costs	(13)

Carrying amount of long-term debt	3,331

Equity:
Total shareholders’ equity	4,568		4,568
Noncontrolling interests	72		72

Total equity	4,640		4,640

Total capitalization	$7,971	$

(1)	On October 31, 2016, we entered into the Credit Agreement, which provides for total aggregate borrowings of $1 billion. On November 15, 2016, we borrowed under the Credit Agreement to repay a portion of the $200 million aggregate principal amount of 3.95% Senior Notes that matured on November 15, 2016. We expect to repay these borrowings under the Credit Agreement with the proceeds of the offering. See “Use of Proceeds.”

SELECTED FINANCIAL DATA

We derived the selected financial data presented below at and for each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011 from our Annual Report on Form 10-K filed for the year ended December 31, 2015, incorporated herein by reference. We derived the selected financial data presented below at September 23, 2016 and for the year-to-date periods ended September 23, 2016 and September 25, 2015 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the year-to-date period ended September 23, 2016, incorporated herein by reference. We derived the selected financial data presented below at September 25, 2015 from our unaudited condensed consolidated financial statements not incorporated herein by reference. We derived the selected financial data presented below for the 12-month period ended September 23, 2016 from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the year-to-date period ended September 23, 2016, incorporated herein by reference, and our Annual Report on Form 10-K filed for the year ended December 31, 2015, incorporated herein by reference. Our unaudited condensed consolidated financial statements for the year-to-date periods ended September 23, 2016 and September 25, 2015 include, in our opinion, all adjustments consisting of normal and recurring adjustments considered necessary for a fair presentation of the results for those periods. Results for the year-to-date period ended September 23, 2016 may not be indicative of the results for the year ending December 31, 2016.

The selected financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 23, 2016, each of which is incorporated herein by reference. Our results of operations, cash flows and financial position are affected significantly, in some periods, by our business acquisitions, the more significant of which are described in the documents incorporated herein by reference.

	Year-to-Date Period Ended (Unaudited)		Year Ended December 31,
	September 23,	September 25,
	2016	2015	2015(1)	2014(2)	2013	2012	2011(3)
	(in millions)
Statement of Operations Data:
Net sales	$7,522	$7,595	$10,466	$10,986	$11,420	$11,802	$11,636
Operating income	714	571	475	1,012	1,117	1,219	1,288
Loss related to business divestitures	—	29	31	—	—	—	—
Goodwill impairment charges	—	35	384	—	—	—	43

Segment operating income	$714	$635	$890	$1,012	$1,117	$1,219	$1,331

Operating margin	9.5%	7.5%	4.5%	9.2%	9.8%	10.3%	11.1%
Segment operating margin	9.5%	8.4%	8.5%	9.2%	9.8%	10.3%	11.4%
Interest and other, net	$(115)	$(113)	$(153)	$(140)	$(137)	$(166)	$(233)
Income from continuing operations before income taxes	$599	$458	$322	$872	$980	$1,053	$1,055
Provision for income taxes	(130)	(105)	(25)	(227)	(264)	(333)	(252)

Income from continuing operations	469	353	297	645	716	720	803
Net income from continuing operations attributable to noncontrolling interests	(10)	(11)	(15)	(13)	(9)	(6)	(9)

Net income from continuing operations attributable to L-3	$459	$342	$282	$632	$707	$714	$794

	Year-to-Date Period Ended (Unaudited)		Year Ended December 31,
	September 23,	September 25,
	2016	2015	2015(1)	2014(2)	2013	2012	2011(3)
	(in millions)
Balance Sheet Data (at period end):
Working capital(4)	$1,259	$1,831	$909	$1,689	$1,853	$1,735	$2,127
Total assets	11,811	13,036	12,085	13,715	13,868	13,687	15,387
Long-term debt, including current portion	3,331	3,940	3,642	3,939	3,630	3,629	4,125
Equity	4,640	4,659	4,429	5,360	6,056	5,527	6,733
Cash Flow Data:
Net cash from operating activities from continuing operations(5)	$579	$597	$1,068	$1,088	$1,160	$1,067	$1,059
Net cash from (used in) investing activities from continuing operations	430	(82)	(192)	(221)	(256)	(198)	(195)
Net cash used in financing activities from continuing operations(5)	(746)	(735)	(1,204)	(893)	(853)	(1,530)	(1,121)

	At and for the Twelve Months Ended	Year Ended December 31,
	September 23, 2016	2015	2014	2013
	(in millions)
Other Data:
Free cash flow(6)	$880	$876	$932	$995
Organic sales growth(7)	1.0%	(2.4)%	(4.2)%	(3.9)%
Adjusted EBITDA (as defined in the Credit Agreement)(8)	$1,344	$1,340
Total as adjusted leverage ratio(9)	2.5x

(1)	Income from continuing operations for the year ended December 31, 2015 includes: (1) non-cash goodwill impairment charges of $384 million ($264 million after income taxes), or $3.22 per diluted share, including $338 million related to a decline in the estimated fair value of the Logistics Solutions reporting unit, and $46 million related to a business retained by L-3 in connection with the sale of the National Security Solutions (NSS) business, comprised of (i) $37 million related to the re-allocation of impairment charges recorded for the NSS reporting unit during 2015 and (ii) $9 million related to the re-allocation of goodwill, and (2) a pre-tax loss of $31 million ($20 million after income taxes), or $0.25 per diluted share, related to business divestitures.
(2)	The year ended December 31, 2014 includes a charge of $18 million ($15 million after income taxes, or $0.17 per diluted share) due to a product specifications matter recorded in the Electronic Systems segment.
(3)	The year ended December 31, 2011 includes: (1) a tax benefit of $78 million, or $0.74 per diluted share, related to a net reversal of amounts previously accrued for tax years for which the statutes of limitations have expired, (2) a non-cash goodwill impairment charge of $43 million ($42 million after income taxes, or $0.40 per diluted share), due to a decline in the estimated fair value of our Marine Services business and (3) $14 million ($8 million after income taxes, or $0.08 per diluted share), related to an impairment charge for long-lived assets at an equity method investment. The goodwill impairment charge, related to our Marine Services business, is included in consolidated operating income, but excluded from segment operating income because the charge was excluded by management for purposes of assessing segment operating performance.
(4)	Based on continuing operations and excludes net assets held for sale.
(5)	Effective January 1, 2016, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payments,

including the income tax consequences and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recognized as income tax expense or benefit in the income statement as discrete items in the reporting period in which they occur. Additionally, excess tax benefits are classified as an operating activity on the statement of cash flows. The Company applied the amendments relating to the presentation of excess tax benefits on the statement of cash flows using a retrospective transition method. See Note 3 of the Company’s Form 10-Q for the quarter ended September 23, 2016 for additional information. These amounts reflect reclassifications of $26 million, $17 million, $4 million, $3 million and $2 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

(6)	Free Cash Flow is a supplemental financial measure that is not prepared in accordance GAAP. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contribution, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. A reconciliation of Free Cash Flow to net cash from operating activities the most comparable GAAP financial measure, is presented below:

	Twelve Months Ended	Year Ended December 31,
	September 23, 2016	2015	2014	2013
	(in millions)
Net Cash from Operating Activities As Reported	$1,044	$1,042	$1,071	$1,156
Excess Income Tax Benefits Related to Share-Based Payment Arrangements (See Note (5) above)	6	26	17	4

Net Cash from Operating Activities	$1,050	$1,068	$1,088	$1,160
Less:
Capital Expenditures	(186)	(197)	(174)	(204)
Add:
Dispositions of Property, Plant and Equipment	16	3	4	12
Income Taxes Attributable to Discontinued Operations	—	2	14	27

Free Cash Flow	$880	$876	$932	$995

(7)	Organic sales represents net sales excluding the sales impact of acquisitions and divestitures. Sales declines related to business divestitures are sales from divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L-3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance. A reconciliation of organic sales to net sales the most comparable GAAP financial measure, is presented below:

	Twelve Months Ended	Year Ended December 31,
	September 23, 2016	2015	2014	2013
Net sales	$10,393	$10,466	$10,986	$11,420
Sales from business divestitures	373	354	—	—
Sales from business acquisitions	(100)	(103)	(41)	(81)

Organic sales	$10,666	$10,717	$10,945	$11,339
Organic sales growth	1.0%	(2.4%)	(4.2%)	(3.9%)

(8)	Adjusted EBITDA is a supplemental financial measure that is not prepared in accordance GAAP. We believe Adjusted EBITDA provides useful information regarding our performance to investors, financial analysts and others in their evaluation of us. Although many in the financial community consider Adjusted EBITDA to be an important measure of comparative operating performance, Adjusted EBITDA should not be considered as an alternative to net income, as a measure of operating performance, or an alternative to cash flows from operating activities as a measure of liquidity, or any other measure derived in accordance with GAAP. In addition, our measurement of Adjusted EBITDA may not be comparable to that of other companies and, therefore, comparability may be affected. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, is presented below:

	Twelve Months Ended	Year Ended
	September 23, 2016	December 31, 2015(a)
	(in millions)
Net Income Attributable to L-3	$399	$(240)
Plus:
Interest Expense	169	189
Income Taxes	51	4
Depreciation and Amortization	207	222
Non-cash Stock-based Compensation	160	168
Impairment Charges	349	972
Debt Retirement Charge	6	1
Other Adjustments	3	24

Adjusted EBITDA (as defined in the Credit Agreement)	$1,344	$1,340

(a)	As reported, including discontinued operations.

(9)	The Total as-adjusted-leverage ratio is calculated as total long-term debt (including current portion) at September 23, 2016 as adjusted for the offering and use of proceeds, divided by Adjusted EBITDA for the twelve months ended September 23, 2016.

DESCRIPTION OF THE SENIOR NOTES

We will issue $550,000,000 in aggregate principal amount of     % senior notes due 2026 (the “senior notes”). The senior notes will be issued under an indenture, dated as of May 21, 2010, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by a supplemental indenture to be dated as of the issue date of the senior notes among the Company, the guarantors and the Trustee (as supplemented, the “indenture”).

The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of the senior notes set forth in the accompanying prospectus. You should carefully read the entire prospectus and prospectus supplement to understand fully the terms of the senior notes.

The indenture relating to the senior notes is more fully described in the accompanying prospectus. The following summary of the material provisions of the indenture describes the material terms of the indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see “Description of Debt Securities—Certain Defined Terms” contained in the accompanying prospectus.

For purposes of this summary, the term “Company” refers only to L-3 Communications Corporation and not to any of its Subsidiaries.

Brief Description of the Senior Notes and the Subsidiary Guarantees

The senior notes will be unsecured senior obligations of the Company and will be unconditionally guaranteed by the guarantors. After giving effect to this offering and the use of proceeds, the senior notes:

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Company, including our $2.80 billion of outstanding existing senior notes (consisting of our 5.20% senior notes due 2019, 4.75% senior notes due 2020, 4.95% senior notes due 2021 and 3.95% senior notes due 2024 (collectively, the “existing senior notes”));

•	will be senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of the Company that do not guarantee the senior notes.

In addition, the Company may, subject to compliance with applicable covenants, borrow or draw upon the $1 billion Credit Agreement and any borrowings or drawings would also be unsecured senior debt guaranteed on a senior basis by the guarantors and would rank equal in right of payment with the senior notes.

Each Subsidiary Guarantee:

•	will be an unsecured senior obligation of the guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that guarantor, including the guarantor’s guarantee of our $2.80 billion of outstanding existing senior notes and all Indebtedness outstanding under our Credit Agreement; and

•	will be senior in right of payment to all existing and future subordinated Indebtedness of that guarantor.

The indenture does not limit the amount of other debt that we may incur. We may from time to time, without the consent of the holders of the senior notes, issue other debt securities under the indenture in addition to the senior notes offered hereby.

The Subsidiary Guarantees

The indenture will provide that the Company’s payment obligations under the senior notes will be jointly and severally guaranteed (the “Subsidiary Guarantees”) on an unsecured senior basis by all of the Company’s current and future Domestic Subsidiaries that guarantee other Indebtedness of the Company. The obligations of each guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors Relating to the Senior Notes—Federal and state fraudulent transfer laws may permit a court to void the senior notes and/or the subsidiary guarantees, and if that occurs, you may not receive any payments on the senior notes.”

Upon the release of all guarantees by a guarantor under all then outstanding Indebtedness of the Company (other than the senior notes), the Subsidiary Guarantee of that guarantor will automatically and unconditionally be released and discharged, without any further action required by such guarantor or the Trustee. If any former guarantor thereafter guarantees any Indebtedness of the Company (other than the senior notes), then that former guarantor (to the extent it is still a Domestic Subsidiary) will again guarantee the senior notes on the terms and conditions set forth in the indenture.

In addition, the Subsidiary Guarantee of any guarantor will be automatically and unconditionally released and discharged, without any further action required by such guarantor or the Trustee, if such senior notes are defeased or if at any time such guarantor is no longer a Domestic Subsidiary.

Principal, Maturity and Interest

The senior notes will initially be limited to $550,000,000 in aggregate principal amount. The Company may from time to time, without notice to or the consent of the holders, create and issue additional notes having the same terms as, and ranking equally and ratably with, the senior notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the date of the first payment of interest following the issue date of such additional notes). Such additional notes will be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the senior notes, and will vote together as one class on all matters with respect to the senior notes; provided, however, that if any such additional notes are not fungible with the existing senior notes for United States federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number

The senior notes will mature on                     , 2026. Interest on the senior notes will accrue at the rate of     % per annum. Interest will be payable semi-annually in arrears on                      and                     , commencing on                     , 2017, to holders of record on the immediately preceding                      and                     , respectively.

Interest on the senior notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, then payment of principal, premium, if any, or interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The senior notes may be presented or surrendered for payment of principal, premium, if any, and interest with the paying agent appointed by the Company and, if no such agent is appointed, at the Corporate Trust Office of the Trustee; provided that at the option of the Company, it may pay such amounts (i) by wire transfer with respect to the senior notes represented by a global security or (2) with respect to any senior note, by check mailed to a holder’s registered address.

Optional Redemption

The Company may, at its option, redeem the senior notes in whole or in part from time to time, prior to                     , 2026 (three months prior to the maturity date of the senior notes) (the “Par Call Date”) on at least 15 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes being redeemed, and

•	the present value of the Remaining Scheduled Payments on the senior notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus basis points.

At any time on or after                     , 2026, (three months prior to their maturity date), the Company may, at its option, redeem the senior notes in whole at any time or in part from time to time, on at least 15 but not more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the senior notes being redeemed.

If the Company elects to redeem the senior notes, it will also pay accrued and unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of the foregoing discussion of the optional redemption feature of the senior notes, the following definitions are applicable:

“Comparable Treasury Issue” means, with respect to the senior notes, the United States Treasury security selected by the Reference Treasury Dealer appointed by us as having an actual or interpolated maturity comparable to the Remaining Scheduled Payments of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Scheduled Payments of such senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (A) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc. (or their respective affiliates which are Primary Treasury Dealers) and each of their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer” ), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any senior notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption as if such senior notes matured on the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such senior note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

The senior notes will also be entitled to the benefits of each of the covenants set forth under the section entitled “Description of Debt Securities—Certain Covenants” and “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders Upon Change of Control Triggering Event,” the Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes.

Repurchase at the Option of Holders Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the senior notes as described above, each holder of senior notes will have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following the date upon which any Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control Triggering Event but subject to the occurrence of a Change of Control Triggering Event, the Company will mail or deliver electronically if held by DTC in accordance with DTC’s customary procedures, a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice, if mailed (or delivered electronically) prior to the occurrence of the Change of Control Triggering Event, will state that the Change of Control Offer is conditioned on the occurrence of a Change of Control Triggering Event on or prior to the Change of Control Payment Date and that, in our discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice of the change of control offer was delivered) as such condition shall be satisfied or waived, or such Change of Control offer may not occur and such notice may be rescinded in the event that such condition shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date so delayed, or such notice may be rescinded at any time in our discretion if in our good faith judgment such condition will not be satisfied. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all senior notes or portions thereof properly tendered pursuant to the Change of Control Offer and not withdrawn;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions thereof so tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the senior notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail or deliver electronically to each holder of senior notes so tendered the Change of Control Payment for such senior notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any; provided that each such new senior note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer.

The provisions described above providing for the repurchase of senior notes at the option of the holders may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a “Change of Control” under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the senior notes. Restrictions on the ability of the Company to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described in the “Description of Debt Securities” section of the accompanying prospectus under the captions “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and—Merger, Consolidation or Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, the indenture does not contain any covenants or provisions that may afford holders protection in the event of a decline in the credit quality of the Company or a highly leveraged or similar transaction involving the Company.

The Credit Agreement may prohibit the Company, in certain circumstances, from purchasing any senior notes, and also provides that certain change of control events with respect to the Company constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing senior notes, the Company could seek the consent of its lenders to the purchase of senior notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing senior notes. In such case, the Company’s failure to purchase tendered senior notes would constitute an Event of Default under the indenture and under the documentation governing certain of our other Indebtedness, which would, in turn, constitute a default under the Credit Agreement. See “Risk Factors Relating to the Senior Notes—We may not be able to repurchase the senior notes upon a Change of Control Triggering Event.”

The Company’s ability to pay cash to the holders of senior notes upon a purchase may be limited by the Company’s then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of Change of Control contains, with respect to the disposition of assets, the phrase “all or substantially all,” which varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase the senior notes. In the event that the Company were to determine that a Change of Control did not occur because not “all or substantially all” of the assets of the Company and its Subsidiaries had been sold and the holders of the senior notes disagreed with such determination, the holders and/or the Trustee would need to seek a judicial determination of the issue.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (as defined above) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares, other than by a person whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned 100%, directly or indirectly, by L-3 Holdings; or

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the senior notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing on the earlier of (1) the occurrence of a Change of Control and (2) public notice of the pending occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control (1) if the Rating Agencies making the reduction in rating that causes the senior notes to cease to be rated Investment Grade do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the ratings reduction) and (2) unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a nationally recognized replacement for such Rating Agency.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Selection and Notice

If less than all of the senior notes are to be redeemed at any time, the Trustee will select senior notes for redemption on a pro rata basis (or, in the case of senior notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” in accordance with the procedures of the Depository Trust Company (“DTC”)).

No senior notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail or delivered electronically if held by DTC in accordance with DTC’s customary procedures at least 15 but not more than 60 days before the redemption date to each holder of senior notes to be redeemed at its registered address, except that redemption notices may be mailed (or delivered electronically) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the indenture. Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such notice of redemption is subject to one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

If any senior note is to be redeemed in part only, the notice of redemption that relates to that senior note will state the portion of the principal amount of that senior note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original senior note will be issued in the name of the holder of senior notes upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior notes or portions of senior notes called for redemption.

Book-Entry, Delivery and Form

The senior notes will be issued as global debt securities in “book-entry” form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Debt Securities—Transfer and Exchange—Global Debt Securities and Book-Entry System” in the accompanying prospectus. The DTC will be the depositary with respect to the senior notes. The senior notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with DTC.

DTC has advised us that it is a member of the U.S. Federal Reserve System, a limited-purpose trust company under the New York banking law, and a registered clearing agency with the SEC. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Same-Day Settlement and Payment

Settlement for the senior notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the senior notes will be made by us in immediately available funds. The senior notes will trade in DTC’s settlement system until maturity, and secondary market trading activity in the senior notes therefore will be required by DTC to settle in immediately available funds.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the senior notes by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with senior notes that are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code) by non-U.S. holders who purchase the senior notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the senior notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

Except as modified for estate tax purposes (as discussed below), a “non-U.S. holder” means a beneficial owner of the senior notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust other than any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed or subject to different interpretations, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, does not address the effects of any United States federal taxes other than income and estate taxes (such as gift taxes and the Medicare tax on certain investment income) and does not deal with non-U.S., state, local or other tax considerations. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such an entity), a financial institution, a tax exempt entity or a person subject to alternative minimum tax). Moreover, we cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If any entity classified as a partnership for United States federal income tax purposes holds the senior notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the senior notes, you should consult your tax advisors.

If you are considering the purchase of senior notes, you should consult your tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the senior notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

Subject to the discussion of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the senior notes under the “portfolio interest rule,” provided that:

•	interest paid on the senior notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your senior notes through certain non-U.S. intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on a sale, exchange, retirement, redemption or other taxable disposition of a senior note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the senior notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest is effectively connected with your conduct of a United States trade or business (whether or not an income tax treaty applies), such interest will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding and FATCA below, any gain recognized on a sale or other taxable disposition (including a retirement or redemption) of a senior note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized in such a taxable year, which may be offset by certain United States source losses.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specifically defined for United States federal estate tax purposes) at the time of your death, your estate generally will not be subject to United States federal estate tax on senior notes beneficially owned (or deemed to be owned) by you at the time of your death, provided that any interest payment to you on the senior notes, if received at such time, would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the certification requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, information reporting requirements will apply to the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement.

In general, you will not be subject to backup withholding with respect to interest payments on the senior notes made to you if the applicable withholding agent has received from you the certification described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of senior notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest income paid on the senior notes and, for a disposition (including a retirement or redemption) of a senior note occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. You should consult your tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the senior notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the senior notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” within the meaning of Section 3(42) of ERISA or any applicable Similar Law (“Plan Assets”) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the senior notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving Plan Assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of senior notes by an ERISA Plan with respect to which the issuer, the underwriters, the guarantors or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the senior notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contain conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holding the senior notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the senior notes should not be purchased or held by any person investing Plan Assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a senior note, each purchaser and subsequent transferee of a senior note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the senior notes constitutes assets of any Plan or (ii) the purchase and holding of the senior notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the senior notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the senior notes. Purchasers of the senior notes have exclusive responsibility for ensuring that their purchase and holding of the senior notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any senior notes to a Plan is in no respect a representation by the issuer or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of senior notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of Senior Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Barclays Capital Inc.
Deutsche Bank Securities Inc.
MUFG Securities Americas Inc. .
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.
Comerica Securities, Inc.

Total		$550,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the senior notes sold under the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and certain of our subsidiaries have jointly and severally agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that the delivery of the senior notes will be made against payment therefor on or about December 5, 2016, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing will be required, by virtue of the fact that the senior notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the senior notes who wish to trade the senior notes on the date of pricing should consult their own advisors.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer to certain dealers at such price less a concession not in excess of     % of the principal amount of the senior notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the senior notes. After the initial offering, the public offering price, concession, reallowance or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of the senior notes (expressed as a percentage of the principal amount of the senior notes):

Paid by Us
Per senior note		%
Total	$

New Issue of Senior Notes

The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any securities exchange or for inclusion of the senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected. If the senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the senior notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of senior notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing senior notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they receive customary fees and expense reimbursement. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as administrative agent and is a lender, and certain of the other underwriters or their respective affiliates are lenders, under our Credit Agreement. The Bank of New York Mellon Trust Company, N.A., an affiliate of BNY Mellon Capital Markets, LLC, is acting as Trustee for the senior notes.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes offered hereby. Any such credit default swaps and short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of senior notes to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of senior notes to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the senior notes offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

L-3 Communications Corporation

Debt Securities

Subsidiary Guarantors

Guarantees of Debt Securities

From time to time, we may offer the debt securities and the related guarantees described in this prospectus.

This prospectus provides a general description of the debt securities and the related guarantees of the debt securities. We will provide the specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in these securities involves risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” on page 2 of this prospectus, in the applicable prospectus supplement and in our most recent annual report on Form 10-K (as it may be updated in our subsequently filed quarterly reports on Form 10-Q) filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus is accurate as of the respective date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities, including the related guarantees, under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete and the applicable prospectus supplement may add, update or change the information contained in this prospectus. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together, they provide the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

As used in this prospectus, (1) “L-3 Holdings” refers to L-3 Communications Holdings, Inc., the direct parent company of L-3 Communications Corporation, but not to any of its subsidiaries, (2) “L-3 Communications” refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings and the issuer of the debt securities, but not to any of its subsidiaries, and (3) “Guarantors” refers to our subsidiaries that guarantee the obligations of L-3 Communications under the debt securities. Except where the context provides otherwise, “L-3,” the “Company,” “we,” “us” and “our” refer to L-3 Communications and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), L-3 Holdings and L-3 Communications file annual, quarterly and current reports, proxy statements (in the case of L-3 Holdings) and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.L-3com.com (as noted below, the information contained in, or that can be accessed through, our website is not a part of this prospectus or part of any prospectus supplement). You may also read and copy any document L-3 Holdings and L-3 Communications file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that L-3 Holdings and L-3 Communications previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File Nos. 001-14141 or 333-46983:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 25, 2016; and

•	Current Reports on Form 8-K filed with the SEC on February 9, 2016, May 5, 2016 and May 23, 2016.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings L-3 Holdings and L-3 Communications make with the SEC pursuant to Sections 13(a), 13 (c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of this registration statement and prior to the termination of the offering, all of which will be filed under SEC File Nos. 001-14141 or 333-46983. The future filings with the SEC made by L-3 Holdings and L-3 Communications will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by writing to or telephoning us at the following address and telephone number:

L-3 Communications Corporation

600 Third Avenue

New York, NY 10016

Attention: Secretary

Telephone: (212) 697-1111

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement concerning our operations, cash flows, financial position, economic performance and financial condition, includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements other than historical facts may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are used to identify forward-looking statements. We caution investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond our control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•	our dependence on the defense industry;

•	backlog processing and program slips resulting from delayed awards and/or funding from the DoD and other major customers;

•	the U.S. Government fiscal situation;

•	changes in U.S. Department of Defense (DoD) budget levels and spending priorities;

•	U.S. Government failure to raise the debt ceiling;

•	our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform;

•	the extensive legal and regulatory requirements surrounding many of our contracts;

•	our ability to retain our existing business and related contracts;

•	our ability to successfully compete for and win new business; or, identify, acquire and integrate additional businesses;

•	our ability to maintain and improve our operating margin;

•	the availability of government funding and changes in customer requirements for our products and services;

•	our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt;

•	our ability to continue to recruit, retain and train our employees;

•	actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets;

•	our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise;

•	the business, economic and political conditions in the markets in which we operate;

•	global economic uncertainty;

•	the DoD’s Better Buying Power and other efficiency initiatives;

•	events beyond our control such as acts of terrorism;

•	our ability to perform contracts on schedule;

•	our international operations including currency risks and compliance with foreign laws;

•	our extensive use of fixed-price type revenue arrangements;

•	the rapid change of technology and high level of competition in which our businesses participate;

•	risks relating to technology and data security;

•	our introduction of new products into commercial markets or our investments in civil and commercial products or companies;

•	the outcome of litigation matters;

•	results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment;

•	our ability to predict the level of participation in, and the related costs of, our voluntary return program for certain EoTech holographic weapons sight products, and our ability to change and terminate the voluntary return program at our discretion;

•	the impact on our business of improper conduct by our employees, agents or business partners;

•	goodwill impairments and the fair values of our assets; and

•	the ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

In addition, for a discussion of these and other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in any quarterly report on Form 10-Q filed since the end of our most recent fiscal year, and any material updates to these factors contained in any of our future filings.

Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing, to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

v

THE COMPANY

L-3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, aircraft sustainment (including modifications, logistics and maintenance), simulation and training, night vision and image intensification equipment, and security and detection systems. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. Our customers include the United States (U.S.) Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), foreign governments, and domestic and international commercial customers.

L-3 Communications is incorporated in Delaware, and the address of its principal executive office is 600 Third Avenue, New York, New York 10016. L-3 Communications’ telephone number is (212) 697-1111, and its internet address is www.L-3com.com. However, our Web site and information posted on it or connected to it do not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks and an investment in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors included in the accompanying prospectus supplement and incorporated by reference, as well as any risk factors we may describe in any subsequent periodic reports or information L-3 Holdings and L-3 Communications file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include but are not limited to refinancing, repayment, redemption, repurchase or retirement of debt, additions to working capital, capital expenditures, investments in our subsidiaries and potential acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes, “Part II — Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and “Part I — Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2016, which are incorporated herein by reference. In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes less net income from continuing operations attributable to noncontrolling interests plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of bond discounts and deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

	First Quarter Ended March 25, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
	(In millions, except ratio of earnings to fixed charges)
Earnings:
Income from continuing operations before income taxes	$215	$322	$872	$980	$1,053	$1,055
Less: Net income from continuing operations attributable to noncontrolling interests	(3)	(15)	(13)	(9)	(6)	(9)

Income from continuing operations before income taxes after noncontrolling interests	$212	$307	$859	$971	$1,047	$1,046
Add:
Interest expense	39	181	171	171	191	222
Amortization of debt expense	2	8	7	6	7	13
Interest component of rent expense	9	42	47	47	54	55

Earnings	$262	$538	$1,084	$1,195	$1,299	$1,336

Fixed charges:
Interest expense	$39	$181	$171	$171	$191	$222
Amortization of debt expense	2	8	7	6	7	13
Interest component of rent expense	9	42	47	47	54	55

Fixed charges	$50	$231	$225	$224	$252	$290

Ratio of earnings to fixed charges	5.2 x	2.3 x	4.8 x	5.3 x	5.2 x	4.6 x

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms and conditions of the debt securities and the related subsidiary guarantees. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

We will issue the debt securities in one or more series under an indenture dated as of May 21, 2010, as amended and/or supplemented from time to time among L-3 Communications, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. You should also read the indenture under which the debt securities are to be issued. We have filed the indenture governing the debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part.

All capitalized terms have the meanings specified in the indenture. In this section, the “Company,” “we,” “us” and “our” refer only to L-3 Communications Corporation, but not to any of its subsidiaries.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities in one or more series. All debt securities of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. Such additional debt securities of any series will have the same terms as, and rank equally and ratably with, the existing debt securities of such series in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional debt securities and the date of the first payment of interest following the issue date of such additional debt securities) and will be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the existing debt securities of such series, and will vote together as one class on all matters with respect to such series of debt securities. The indenture provides that we may issue debt securities up to the principal amount that we may authorize and that such debt securities may be in any currency or currency unit that we may designate. Except for the limitations on liens, sales and leaseback transactions, consolidation, merger and sale of all or substantially all of our assets contained in the indenture and a covenant relating to future guarantors, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or “OID,” for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Certain U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in the applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the series of debt securities;

•	The price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	Any limit on the aggregate principal amount of the series of debt securities;

•	The maturity date(s);

•	The rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, if any, the date or dates from which interest will accrue or the method for determining the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	The manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	The place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	Provisions related to redemption or early repayment of the debt securities at our option;

•	Our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	The authorized denominations;

•	The form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	Any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	Any changes in the trustee for such debt securities;

•	The portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	Any additions or deletions to or changes in the covenants applicable to the particular debt securities being issued;

•	Additions or deletions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	The currency of denomination of the debt securities;

•	The designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	If payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	The securities exchange(s) on which the debt securities will be listed, if any;

•	Whether any underwriter(s) will act as market maker(s) for the debt securities;

•	The extent to which a secondary market for the debt securities is expected to develop;

•	Additions or deletions to or changes in the provisions relating to covenant defeasance and legal defeasance;

•	Additions or deletions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	Additions or deletions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	Any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement may discuss certain U.S. federal income and estate tax considerations for holders of any debt securities, if any, and the securities exchange or quotation system on which any debt securities are to be listed or quoted, if any.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Guarantees

Unless otherwise specified in the applicable prospectus supplement, the Company’s payment obligations under the debt securities will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s current and future Domestic Subsidiaries that guarantee other Indebtedness of the Company. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. The Subsidiary Guarantee of each Guarantor will be effectively subordinated to the extent of the value of the collateral securing the other guarantees or Indebtedness of such Guarantor, if such guarantees or Indebtedness are secured. Upon the release of all guarantees by a Guarantor under all then outstanding Indebtedness of the Company (other than the debt securities), the Subsidiary Guarantee of that Guarantor will automatically and unconditionally be released and discharged, without any further action required by such Guarantor or the trustee. If any former Guarantor thereafter guarantees any Indebtedness of the Company (other than the debt securities), then that former Guarantor (to the extent it is still a Domestic Subsidiary) will again guarantee the debt securities on the terms and conditions set forth in the indenture. In addition, the Subsidiary Guarantee of any Guarantor will be automatically and unconditionally released and discharged, without any further action required by such Guarantor or the trustee, if the debt securities are defeased or at any time such Guarantor is no longer a Domestic Subsidiary.

Merger, Consolidation or Sale of Assets

The indenture will provide that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1) the Company is the surviving or continuing corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (if other than the Company) assumes all the obligations of the Company under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction no Default or Event of Default exists.

In the case of any such consolidation, merger, sale, transfer or other conveyance in a transaction in which there is a successor Person, the successor Person will succeed to, and be substituted for, the Company under the indenture and, subject to the terms of the indenture, the Company will be released from the obligation to pay principal and interest on the debt securities and all obligations under the indenture.

The limitations described above will not apply to:

(a) a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(b) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its subsidiaries.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default,” when used in the indenture with respect to any series of debt securities means any of the following:

(1) default for 30 days in the payment when due of interest on the debt securities of that series;

(2) default in payment when due of the principal of or premium, if any, on the debt securities of that series;

(3) failure to make sinking fund payments, if any, when due in respect of that series;

(4) failure by the Company to comply with the provisions described under the caption “— Merger, Consolidation or Sale of Assets”;

(5) failure by the Company to comply with any of its other agreements in the indenture (other than an agreement that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 90 days after written notice is received by the Company and the trustee from the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default relates to a payment at final maturity or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of all other Indebtedness that is not paid at final maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries;

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid; and

(10) any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy or insolvency with respect to the Company), then either the trustee for such series or the holders of 25% in principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of a majority in principal amount of the debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events of bankruptcy or insolvency with respect to the Company occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all of the debt securities outstanding will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	The holder has previously given to the trustee written notice of default and continuance of such default;

•	The holders of more than 50% in aggregate principal amount of the outstanding debt securities of that series have requested that the trustee institute the action;

•	The requesting holders have offered the trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	The trustee has not instituted the action within 60 days of the request and the offer of security or indemnity; and

•	The trustee has not received inconsistent direction by the holders of a majority in aggregate principal amount of that series of debt securities.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

Certain Covenants

Limitation on Liens

Except as otherwise specified in the applicable prospectus supplement, the indenture will provide that the Company will not, and will not permit any of its Wholly Owned Domestic Subsidiaries to, create, incur, assume or permit to exist any Lien (except Permitted Liens) on (1) any Principal Property or (2) the capital stock of any Subsidiary (other than an Immaterial Subsidiary), in each case to secure Indebtedness of the Company, any Subsidiary of the Company or any other Person, unless the debt securities are secured, equally and ratably with such other Indebtedness (or on a senior basis if the obligations so secured are subordinated Indebtedness), for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the debt securities under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the debt securities under this covenant.

“Permitted Liens” means, with respect to each series of debt securities:

(1) Liens securing Indebtedness of the Company or any of its Subsidiaries, which Indebtedness exists on the applicable Issue Date;

(2) Liens securing Indebtedness of any Person that (a) is acquired by the Company or any of its Subsidiaries after the applicable Issue Date, (b) is merged or amalgamated with or into the Company or any of its Subsidiaries after the applicable Issue Date or (c) becomes consolidated in the financial statements of the Company or any of its Subsidiaries after the applicable Issue Date in accordance with GAAP; provided, however, that in each case contemplated by this clause (2), such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation and is only secured by Liens on the capital stock and assets of, the Person (and Subsidiaries of the Person) acquired by, or merged or amalgamated with or into, or consolidated in the financial statements of, the Company or any of its Subsidiaries;

(3) Liens on any property existing at the time of the acquisition thereof;

(4) Liens securing Indebtedness (including assumed Indebtedness) of the Company or any of its Subsidiaries incurred to finance (whether prior to or within 365 days after) the acquisition, construction or improvement of assets (whether through the direct purchase of assets or through the purchase of the capital stock of any Person owning such assets or through an acquisition of any such Person by merger); provided, however, that such Indebtedness is only secured by Liens on the capital stock and assets acquired, constructed or improved in connection with such financing (including the capital stock and assets of any Subsidiary of any such acquired Person);

(5) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1)-(4) above or clause (17) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

(6) Liens arising from the assignment of moneys due and to become due under contracts between the Company or any Wholly Owned Domestic Subsidiary and the United States of America, any state, commonwealth, territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any state, commonwealth, territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions or any contract not directly or indirectly in connection with securing Indebtedness; or Liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from such governmental body pursuant to any contract or provision of any statute;

(7) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, workmen’s, repairmen’s and mechanics’ liens, and other similar Liens (including deposits on pledges to obtain the release of such Liens) arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, shall have been set aside;

(8) Liens arising by reason of any judgment, decree or other of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any Subsidiary;

(9) Liens, charges and encumbrances incidental to construction, to the conduct of business or the ownership of property of the Company or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advance or credits or the acquisition of property and do not in the aggregate materially impair the use of any Principal Property for the purposes for which it is held or which are being contested in good faith by the Company or such Subsidiary;

(10) Liens to secure intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(11) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit and reimbursement obligations with respect thereto issued to assure payment of such obligations);

(12) banker’s liens and rights of setoff arising by operation of law and contractual rights of setoff;

(13) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(14) Liens created for the benefit of (or to secure) such series of debt securities (or the related Subsidiary Guarantees);

(15) Liens in favor of the trustee granted in accordance with the indenture;

(16) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

(17) other Liens, in addition to those permitted in clauses (1) through (16) above, securing Indebtedness having an aggregate principal amount (including all Indebtedness incurred pursuant to clause (5) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17)), measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred), taken together with the amount of all Attributable Debt of the Company and its Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “— Limitation on Sale and Leaseback Transactions,” not to exceed the greater of (a) 15% of the Company’s Consolidated Net Tangible Assets measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred) or (b) $1.5 billion.

For purposes of clause (17) of this definition of Permitted Liens, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien of the Company or any of its Wholly Owned Domestic Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

Except as otherwise specified in the applicable prospectus supplement, the Company will not, and will not permit any of its Wholly Owned Domestic Subsidiaries to, enter into any arrangement with any other Person pursuant to which the Company or any of its Wholly Owned Domestic Subsidiaries leases any Principal Property that has been or is to be sold or transferred by the Company or such Wholly Owned Domestic Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if the Company or such Wholly Owned Domestic Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased (without equally and ratably securing the debt securities) in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “— Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by the Company) of the subject property and the Company applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or to the purchase of other property or equipment used or useful in its business, within 365 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver debt securities to the applicable trustee for cancellation, such debt securities to be credited at the cost thereof to the Company; and

(4) leases of property executed by the time of, or within 365 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the subject property.

Future Subsidiary Guarantees

Unless otherwise specified in the applicable prospectus supplement, the Company’s payment obligations under the debt securities will be jointly and severally guaranteed by all of the Company’s existing and future Domestic Subsidiaries that guarantee any other Indebtedness of the Company. The indenture will provide that if the Company or any of its Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, and such Domestic Subsidiary guarantees any other Indebtedness of the Company, then such Domestic Subsidiary will become a Guarantor and will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within thirty (30) business days of the date on which it was acquired or created. The Subsidiary Guarantee of each Guarantor will rank pari passu in right of payment with all senior Indebtedness of such Guarantor, which would include the guarantees of amounts borrowed under the Company’s existing senior credit facility. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (except the Company or another Guarantor) unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the debt securities and the indenture; and

(2) immediately after giving effect to such transaction, no Default or Event of Default exists.

The indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of stock of any Guarantor such that the Guarantor is no longer a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Subsidiary Guarantee, without any actions required on the part of the Guarantor or trustee.

The foregoing notwithstanding, a Guarantor will be automatically and unconditionally released and discharged from all of its obligations under the indenture and its Subsidiary Guarantee upon defeasance or if such Guarantor is released from its guarantees of all other Indebtedness of the Company, without any actions required on the part of the Guarantor or trustee.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each senior unsecured note will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”), as depositary, or a nominee, or a certificate issued in definitive registered form as set forth in the applicable prospectus supplement. Except as set forth under the subheading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest, if any, on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest, if any, on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Euroclear and Clearstream. If the depositary for a global debt security is DTC, you may hold interests in the global debt security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

We have obtained the foregoing information concerning Euroclear and Clearstream from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities and as described in the applicable supplement, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of cash or immediately available funds in U.S. dollars or the foreign currency in which such debt securities may be denominated, U.S. government obligations or foreign government obligations, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity or applicable redemption date of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities and as described in the applicable supplement, upon compliance with certain conditions:

•	We may omit to comply with the covenants described under the headings “— Guarantees,” “— Merger, Consolidation or Sale of Assets,” “Certain Covenants — Limitation on Liens,” “Certain Covenants — Limitation on Sale and Leaseback Transactions,” “Certain Covenants — Future Subsidiary Guarantees” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	Any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series.

The conditions include:

•	Depositing with the trustee cash or immediately available funds in U.S. dollars or the foreign currency in which such debt securities may be denominated, U.S. government obligations or foreign government obligations, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity or applicable redemption date of those payments in accordance with the terms of the indenture and those debt securities; and

•	Delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of any series of debt securities to:

•	Secure any series of debt securities and provide the terms and conditions for the release or substitution of the security;

•	Add additional guarantors;

•	Evidence the assumption by a successor Person of our obligations;

•	Add any additional Events of Default with respect to any series of debt securities;

•	Make any change that would provide any additional rights or benefits to the holders of any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder of any series of debt securities in any material respect;

•	Cure any ambiguity or correct any inconsistency or defect in the indenture;

•	Provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	Add to, change or eliminate any of the provisions of the indenture with respect to any series in a manner that will become effective only when there is no outstanding senior unsecured note of such series which is entitled to the benefit of the provision as to which the modification would apply;

•	Provide for the issuance of and establish the form and terms and conditions of debt securities of any series;

•	Eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	Evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•	Conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in the applicable prospectus, prospectus supplement or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents.

The indenture also provides that we and the trustee may, with the consent of the holders of at least a majority in principal amount of debt securities of a series then outstanding and affected, add any provisions to, or change in any manner, eliminate any of the provisions of the indenture with respect to such series or modify in any manner the rights of the holders of the debt securities of such series. We and the trustee may not, however, without the consent of the holder of each outstanding senior unsecured note affected thereby (with respect to any debt securities held by such non-consenting holder):

•	Change the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	Reduce the rate of or extend the time for payment of interest (including default interest) on any senior unsecured note of such series;

•	Reduce the principal or change the fixed maturity of any senior unsecured note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	Reduce the principal amount of discount securities payable upon acceleration of maturity of such series;

•	Waive a default in the payment of the principal of or interest, if any, on any senior unsecured note of such series (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	Make the principal of or interest, if any, on any senior unsecured note of such series payable in a currency other than that stated in the senior unsecured note;

•	Make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities of such series to receive payment of the principal of, premium, if any, and interest, if any, on those debt securities of such series and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	Waive a redemption payment with respect to any senior unsecured note of such series (other than with respect to any provision relating to covenants that require the Company to repurchase, at the option of the holders, a series of debt securities in connection with a “change of control” triggering event); or

•	Make any change in the foregoing amendment and waiver provisions with respect to such series.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a continuing default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any senior unsecured note of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior unsecured note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Company or any Subsidiary of the Company under the debt securities, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture, the Subsidiary Guarantees and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign, in each case to the extent required by law.

The holders of a majority in aggregate principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of such person’s affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder of debt securities, unless such holder offers the trustee security and indemnity satisfactory to it against any loss, liability or expense. We and our subsidiaries from time to time maintain ordinary banking relationships and credit facilities with The Bank of New York Mellon Corporation and its affiliates.

Certain Defined Terms

Unless otherwise specified in the applicable prospectus supplement, set forth below are certain defined terms used in the indenture. Reference is made to the indenture and the applicable prospectus supplement for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any time of determination, the present value at that time of the obligation of the lessee for net rental payments (excluding any amounts required to be paid on account of maintenance and repairs, insurance taxes, assessments, water rates and similar charges) during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all current liabilities (excluding any Indebtedness which, at the option of the borrower, is renewable or extendable to a term exceeding 365 days and which is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary of the Company (other than an Immaterial Subsidiary) that is organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” and “generally accepted accounting principles” means generally accepted accounting principles in effect as of the time when and for the period as to which such accounting principles are to be applied; provided that any obligations of the Company or any of its Subsidiaries (a) that were not or would not have been reflected on the consolidated balance sheet of the Company as capital lease obligations on the date hereof and (b) that are subsequently characterized or recharacterized as capital lease obligations due to a change in accounting treatment or otherwise after the date hereof, may, in the Company’s sole discretion, be deemed not to be treated as a capital lease obligation or Indebtedness;

“Guarantors” means each Domestic Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the terms of the indenture, and their respective successors and assigns, provided, that upon the release and discharge of such Person from its guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $20.0 million and whose total revenues for the most recent 12-month period do not exceed $20.0 million.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, bankers’ acceptances and obligations of a Person under currency exchange or interest rate swap agreements (or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates) are not Indebtedness.

“Issue Date” means, with respect to each series of debt securities, the date such series of debt securities are issued.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, government or any agency or political subdivision thereof.

“Principal Property” means any building, structure or other facility located within the United States (other than its territories and possessions) and owned by the Company or any Wholly Owned Domestic Subsidiary, the book value of which is not less than 1.0% of the Company’s Consolidated Net Tangible Assets. For purposes of this definition, book value will be measured at the time the relevant Lien is being created or, in the case of any Lien incurred pursuant to clause (17) of the definition of “Permitted Liens”, at the time the relevant secured Indebtedness is deemed to be incurred.

The term “Principal Property,” as defined above, will not include any of the assets of our Subsidiaries that are not Wholly Owned Domestic Subsidiaries, and will also not include many of our domestic buildings, structures and other facilities, since many of those buildings, structures and facilities do not meet the minimum book value threshold specified in the definition.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” within the meaning of Rule 405 under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, any Domestic Subsidiary of such Person, the capital stock of which is 100% owned and controlled, directly or indirectly through one or more other Wholly Owned Domestic Subsidiaries, by such Person.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Counsel for any underwriters, agents or dealers will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$550,000,000

L-3 Communications Corporation

$550,000,000     % Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Barclays

Deutsche Bank Securities

MUFG

Scotiabank

SMBC Nikko

SunTrust Robinson Humphrey

US Bancorp

Wells Fargo Securities

Co- Managers

BB&T Capital Markets

BNY Mellon Capital Markets, LLC

HSBC

Comerica Securities

                     , 2016